Exhibit 99.1

CHINA WORLD TRADE CORPORATION ANNOUNCES THE APPOINTMENT
 OF CHI MING CHAN AS NEW CHIEF EXECUTIVE OFFICER

TIANHE, GUANGZHOU, China, Jan. 10, /Xinhua-PRNewswire-FirstCall/ -- China World Trade Corporation (OTC Bulletin Board: CWTD) announced today, the appointment of its new Chief Executive Officer, Chi Ming Chan who has served as the Company’s General Manager since the beginning of 2005. John Hui the Company’s current chief executive officer will remain as Vice Chairman and Director of the Company and his role will be focused on the Company’s potential mergers and acquisitions strategy and he continues to be a key strategic advisor to the Company.

Mr. Chan, Chief Executive Officer of China World Trade Corporation (CWTC) stated, “I am honored and excited to become CWTC’s new Chief Executive Officer and to help strategically steer the company to near-term growth and execution on management’s corporate initiatives. I have been involved with driving the company’s operational activities for over a year and believe we have a strong position in China’s travel industry. We also continue to maintain our position as the leading global platform and provider of value added services to international companies operating their businesses in China. I strongly believe in the market opportunities and look forward to aggressively pursuing our growth opportunities and continuing Mr. John Hui’s legacy of delivering long-term value to our shareholders.”

John Hui, Vice Chairman and Director of CWTC commented, “I am extremely pleased to pass on the reigns of CWTC to Mr. Chi Ming Chan. After a long and successful role in leading CWTC from a small private entity in China to a successful and rapidly growing public company in the U.S., I believe it is the right time to put a strong operations leader in place to take CWTC to its next level. In addition to pursuing other opportunities in the U.S. public markets, I will continue to guide the company’s strategic direction as vice chairman alongside our president Mr. William Tsang.”

Mr. Chan comes from an extensive background in strategic planning, corporate development, and project implementation as a Director and General Manager of the Registrant. Before joining the Registrant, Mr. Chan was a Corporate Development Strategist for Renren Holding Ltd., a publicly listed company on the Hong Kong Stock Exchange. Mr. Chan also founded Asian Information Resources Ltd. in 1995, which eventually listed on the Hong Kong Stock Exchange in 1999.

A specialist in Chinese law and China affairs, Mr. Chan is an expert in networking, internet technology, database technology and management of technical resources. He developed an electronic database system for the Law-on-Line project of the University of Hong Kong and has provided technical consultancy to this project since 1991. He has also developed the Dongguan Network, which has become a successful model for other cities in China and was appointed by the Asian Development Bank (ADB) as a consultant for the TA Project No. 2702 - Study on PRC Legal Information System and the Electronic Data Expert for the TA project No. 3000. Mr. Chan currently serves as a Director of China Datacom Corporation. Mr. Chan holds a Master of Law degree from Lancaster University, the United Kingdom, a Master of Physics degree both from the University of Hong Kong.

About China World Trade Corporation

China World Trade Corporation (CWTC) has established its business in three distinct areas: the club and business centers throughout major cities in China, business travel-related services, and business value-added services. The Club and Business Center Division is devoted to the building of the World Trade brand throughout China via the opening and operating of business clubs in China's major cities, positioning the CWTC to act as a platform to facilitate trade between China and the world markets. The acquisition of CEO Clubs China Limited ("CEO Clubs") in May 2004 further complements CWTC's offerings by targeting high-level corporate executives from premier companies. The Business Traveling Services Division, New Generation, provides CWTC access to the rapidly growing travel-related industry. New Generation is a pioneer and market leader in the travel agency business through its strong network of ticketing sales operations throughout Southern China. The Business Value-Added Services Division focuses on value-added services of credit cards, merchant-related business services, as well as consultancy services to CWTC members and clients. Guangdong World Trade Link Information Services Limited ("WTC Link"), a subsidiary of CWTC, manages the Company's co-branded credit card project and is an active provider of CRM solutions and services in China.

Safe Harbor
The words or phrases "can be,'' "expects,'' "may affect,'' "believed,'' "estimate,'' "project,'' and similar words and phrases are intended to identify such forward-looking statements. China World Trade Corp cautions you that any forward-looking information provided by or on behalf of China World Trade Corp is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. China World Trade Corp's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond China World Trade Corp's control. In addition to those discussed in China World Trade Corp's press releases, public filings, and statements by China World Trade Corp's management, including, but not limited to, China World Trade Corp's estimate of the sufficiency of its existing capital resources, China World Trade Corp's ability to raise additional capital to fund future operations, China World Trade Corp's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match China World Trade Corp's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. China World Trade Corp does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contact:
Debra Chen
Investor Relations
Email: debra@thepiacentegroup.com
Tel: 212-481-1907